AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  AGREEMENT, between Telemundo Group, Inc., a Delaware corporation (the "Company"), and Roland A. Hernandez ("Executive"), dated as of September 10, 1997.

                  WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of March 9, 1995 (the "Original Agreement").

                  WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety by entering into this Amended and Restated Employment Agreement (the "Agreement").

                  IT IS, THEREFORE, AGREED THAT THE ORIGINAL AGREEMENT IS HEREBY AMENDED AND RESTATED, AND THE PARTIES HEREBY AGREE, AS FOLLOWS:

                  1. EMPLOYMENT AND TERM. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to continue such employment as President and Chief Executive Officer of the Company (or such other position determined in accordance with Section 9(d)(ii) of this Agreement) for the period commencing on the date first above written and ending on February 28, 2001; PROVIDED, HOWEVER, that effective on March 1, 2001 and on each March 1 thereafter, the term of this Agreement shall be extended for an additional period of one year from the then current expiration date unless the Company or Executive shall have given written notice to the other of its or his election not to so extend the term of this Agreement on or before the immediately prior December 1, subject, however, to earlier termination as provided in Section 9 herein (the "Employment Period"). The Executive also agrees, during the Employment Period, to serve (without additional compensation) on the Board of Directors (and appropriate committees thereof) of the Company, if requested by the Board of Directors.

                  2. TERMS OF EMPLOYMENT. (a) During the Employment Period, Executive agrees, subject to the provisions of Section 9(d)(ii) of this Agreement, to devote all but a DE MINIMUS amount of his business time and attention to the business and affairs of the "Telemundo Group" (as defined below) and to use his best efforts to perform faithfully and efficiently such responsibilities. It is acknowledged and agreed that, in addition to such DE MINIMUS business time as Executive is permitted to spend other than on the business and affairs of Telemundo Group described above, Executive may also serve as a member of the board of directors of (i) (A) Interspan Communications Ltd., the general partner of Interspan Communications, a California limited partnership that is an affiliate of the Company, and (B) any corporate or other successor to such partnership,(ii) Inter-Con Securities Systems, Inc., (iii) Beneficial Corporation, and (iv) and any other corporation that Executive deems appropriate or desirable provided that Executive gives to the Board of Directors advance written notice of his desire to take any such director position and the Board of Directors approves Executive's taking of such director position, which approval shall not be unreasonably withheld or delayed, and which activities referred to in (i)-(iv) above Executive agrees shall not, individually or in the aggregate, interfere or conflict with the performance of his duties hereunder. For purposes of this Agreement, the term " Telemundo Group" shall mean any and all of the Company and any of its current or future divisions or subsidiaries.

                           (b) The principal place of employment of Executive
shall be the greater Los Angeles, California area. Executive understands and agrees that in connection with his employment hereunder, he will be required to travel extensively on behalf of the Telemundo Group.

                  3. BASE SALARY. During the Employment Period Executive shall receive a base salary (the "Base Salary") as follows. For the period of the Employment Period ending on February 28, 1998, the Base Salary shall be payable to Executive at an annual rate of $700,000. For the period of the Employment Period beginning on March 1, 1998 and ending on the last day of the Employment Period, the Base Salary shall be payable to Executive at an annual rate of $800,000. The Base Salary shall be payable consistent with the executive payroll practices of the Company.

                  4. BONUS. For fiscal year 1997 (or portion thereof) during the Employment Period, Executive will be paid a bonus (the "Formula Bonus") as set forth below if the Company attains the "High Point," "Target" or "Threshold" performance targets set by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors as set forth on Exhibit A as "Adjusted Net Contribution" ("ANC"). For each of the 1998, 1999, 2000 and 2001 fiscal years and any subsequent fiscal years (or portion thereof) during the Employment Period, Executive will be paid a bonus (the "Budget Bonus") as set forth below in subsection (c) (the "Formula Bonus" and the "Budget Bonus" are hereinafter collectively referred to as the "Bonus"). Executive shall receive Bonus only if Executive is employed by the Company on the last day of the fiscal year to which the Bonus relates, subject to the provisions of Sections 9(a), 9(c) and 9(d). Notwithstanding anything to the contrary contained herein, in no event shall Executive's Bonus for 1997 exceed $1,050,000.

                           (a) For the fiscal year ended December 31, 1997, if
the Company attains the Threshold ANC, but less than the Target ANC, Executive shall receive a Formula Bonus equal to (A) (i) 50% plus (ii) the Threshold/Target Interpolation Percentage multiplied by (B) the Base Salary for such year. If the Company attains the Target ANC but less than the High Point ANC, Executive shall receive a bonus equal to (A)(i) 100% plus (ii) the Target/High Point Interpolation Percentage multiplied by (B) the Base Salary for such year. If the Company attains at least the High Point ANC, Executive shall receive a Formula Bonus equal to 150% of Base Salary for such year. If the Company shall fail to achieve at least the Threshold ANC for such year, no Formula Bonus shall be due or payable for such year.

                           (b) The "Threshold/Target Interpolation Percentage"
shall equal (A) 50%, in the case of the fiscal year ending on December 31, 1997, multiplied by (B) the number resulting from dividing (x) the amount by which the actual ANC exceeds the Threshold ANC by (y) the amount by which the Target ANC exceeds the Threshold ANC.

                  The "Target/High Point Interpolation Percentage" shall equal
(A) 50% multiplied by (B) the number resulting from dividing (x) the amount by which the actual ANC exceeds the Target ANC by (y) the amount by which the High Point ANC exceeds the Target ANC.

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                           (c) For each of the 1998, 1999, 2000, 2001 fiscal
years and any subsequent fiscal years (or portion thereof) during the Employment Period, Executive will be paid a Budget Bonus based upon the Company's achievement of targets with respect to its earnings, before interest, taxes, depreciation and amortization ("EBITDA") during such fiscal year (which fiscal year target shall not be greater than the Company's budget for EBITDA for such fiscal year), as follows. During the first quarter of each such fiscal year, the Compensation Committee shall establish a budgeted EBITDA target (the "EBITDA Target") for such fiscal year and notify Executive in writing of the EBITDA Target. Pursuant to subsection (d), the Committee shall determine the Company's EBITDA for such fiscal year and shall notify Executive of its determination of the amount of the Company's EBITDA for such fiscal year and of the amount of Executive's Budget Bonus for such year, which Budget Bonus shall be equal to (i) 100% of Executive's Base Salary for such fiscal year if the Company's EBITDA is 100% or more of the EBITDA Target, (ii) 50% of Executive's Base Salary for such fiscal year if the Company's EBITDA is 90% of the EBITDA Target and (iii) pro rated between 50% and 100% of Executive's Base Salary for such fiscal year if the Company's EBITDA is more than 90% of the EBITDA Target but less than 100% of the EBITDA Target. Executive shall be paid no Budget Bonus for any such fiscal year in which the Company's EBITDA is less than 90% of the EBITDA Target for such fiscal year.

                           (d) Each Bonus shall be paid upon certification by
the Compensation Committee (which the Compensation Committee will make within 30 days after the certification by the Company's independent auditors of the financial statements for such fiscal year) that the performance targets entitling Executive to a Bonus with respect to such fiscal year have been met. If the Compensation Committee so certifies, the Bonus will be paid promptly but in no event later than ten days after such certification.

                           (e) For purposes of this Agreement, the
"Compensation Committee" shall mean a committee consisting of at least two (2) directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                           (f) The Company's obligation to pay Budget Bonuses
is conditioned upon the holders of a majority of the outstanding shares of the Company approving a senior officer incentive plan covering Executive and the other top three senior officers of the Company, under which plan incentive compensation will be payable based upon the achievement of performance goals to be established from time to time by the Compensation Committee.

                  5. EMPLOYEE BENEFIT PLANS; ETC. (a) Executive shall be entitled during the Employment Period to participate in all retirement, disability, pension, savings, medical, insurance and other plans of the Company generally available to all senior executives (other than any performance based bonus or option (or similar) plans). Executive shall be entitled to paid vacations during each year of his employment consistent with the Company's vacation policy for executive level employees (which shall provide for a least 20 vacation days per year).

                           (b) The Company shall engage a security service firm
to provide security protection for Executive and members of his family while Executive and any such

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members who are traveling with Executive are traveling in Latin America in connection with business of the Company. To this end, Executive shall have the right to cause the Company to engage the services of an affiliate of Inter-Con Security Systems, Inc., a company in which Executive has a financial interest, to provide such protection. Executive agrees that the charges for such protection services by such affiliate will be at rates that are competitive with those offered for comparable services by similarly situated service providers and that the total charges by such affiliate will not exceed $10,000 during any 12-month period without the approval of the Board of Directors of the Company.

                           (c) The Company shall reimburse Executive, up to an
aggregate of $20,000, for all actual legal expenses and costs actually incurred by Executive in connection with the negotiation, preparation and execution of this Agreement and the related compliance with all applicable reporting requirements under the federal securities laws that are attendant to Executive and his beneficial ownership of securities issued by the Company.

                           (d) The Company agrees that it will provide
Executive, in his capacity as an officer and as a director, with indemnification rights which are not materially less favorable to the Executive, in his capacity as an officer and as a director, than those provided as of the date of this Agreement in the By-laws of the Company.

                  6. LIFE INSURANCE. During the Employment Period, the Company shall, at its own cost and expense (but only to the extent Executive passes a physical examination and is insurable at standard rates), maintain a term life insurance policy or similar coverage on the life of Executive in the amount of $2,000,000 payable to such beneficiary or beneficiaries as Executive may designate. The Company may maintain such other insurance on the life of Executive as it deems appropriate, and Executive agrees to submit to all requested medical examinations and procedures required in connection therewith.

                           In lieu of the term life insurance described above,
Executive shall have the option to obtain whole life or other life insurance in an amount equal to or greater than $2,000,000, in which case the Company shall reimburse Executive each year during the Employment Period an amount equal to the premium which it would have paid for $2,000,000 of term life insurance described above.

                  7. STOCK OPTION AGREEMENT. Contemporaneously with and in connection with the execution of the Original Agreement, the parties hereto entered into a Nonqualified Stock Option Agreement For Corporate Officers ("Stock Option Agreement") with respect to an aggregate 512,500 shares of the Company's Series A Common Stock, par value $.01 per share (the "Common Stock"), which Stock Option Agreement is being amended concurrently with the execution of this Agreement (the "Amended Option Agreement"). Contemporaneously with and in connection with the execution of this Agreement, the parties hereto are entering into a Nonqualified Stock Option Agreement For Corporate Officers with respect to an aggregate 30,000 shares of Common Stock (the "1997 Option Agreement").

                  8. EXPENSES. The Company shall reimburse Executive for all reasonable expenses properly incurred by him in accordance with the policies of the Telemundo Group in effect from time to time, on behalf of the Telemundo Group in the performance of his duties hereunder, provided that proper vouchers are submitted to the Company by Executive evidencing such expenses and the purposes for which the same were incurred.

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

                  9. TERMINATION. The Company shall have the right to terminate Executive's employment only as expressly provided in this Agreement.

                           (a) DEATH OR DISABILITY. Except as otherwise provided
herein, this Agreement shall terminate automatically upon Executive's death.

                           The Company may terminate this Agreement after having
established Executive's "Disability" (as defined below), by giving Executive written notice of its intention to terminate Executive's employment. For purposes of this Agreement, "Disability" means Executive's inability to perform substantially all his duties and responsibilities to the Telemundo Group by reason of a physical or mental disability or infirmity (i) for a continuous period of twelve consecutive months or (ii) at such earlier time as Executive submits medical evidence satisfactory to the Company or the Board of Directors determines in good faith and upon competent medical advice that Executive has a physical or mental disability or infirmity that will likely prevent Executive from substantially performing his duties and responsibilities for twelve consecutive months or longer. The date of Disability shall be the day on which Executive receives notice from the Company pursuant to this Section 9.

                           Upon termination of Executive's employment because of
death or Disability, the Company shall pay Executive or his estate or other personal representative (i) within 60 days, the amount of Executive's Base Salary earned up to the date of death or Disability, as the case may be, through the date of termination, (ii) all benefits and other items referred to in Sections 5 and 8 which are due up to the date of death or Disability and (iii) when otherwise due in accordance with the provisions of Section 4, the Bonus, if any, earned for the year in which such termination occurred, without regard to whether Executive is an employee of the Company on the last day of such year.

                           (b) CAUSE; RESIGNATION WITHOUT GOOD REASON OR AS A
SPECIFIED RESIGNATION. The Company shall have the right to terminate Executive's employment for "Cause" as defined below. Except as provided in Section 15 herein, (i) upon termination of Executive's employment for Cause or (ii) upon Executive resigning as an employee pursuant to a resignation that is without Good Reason and is not a Specified Resignation (as defined in Section 9(d)(i)), this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits other than (x) Base Salary earned up to the date of such termination or resignation and (y) all benefits and other items referred to in Sections 5 and 8 which are due up to the date of such termination or resignation (and the Company shall be entitled to terminate any life insurance payments provided pursuant to Section 6).

                           For purposes of this Agreement, "Cause" shall mean
(i) the willful and continued failure by Executive to perform substantially all his duties to the Company or the failure by the Executive to comply with the reasonable written policies, procedures and directives of the Board of Directors (other than any such failure resulting from his death or Disability), in each case after being given written notice by the Board of Directors of a failure to perform or comply (which notice specifically identifies the manner in which Executive has failed to perform or comply) and a reasonable opportunity to cure such noncompliance or nonperformance; (ii) the willful misconduct by Executive in the performance of his duties to the Company, provided that (for purposes of this clause (ii) only and not for any other purpose or interpretation of this Agreement) an act shall be considered

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

"willful" only if done in bad faith and not in the best interests of the Company; (iii) the grossly negligent performance by Executive of his duties to the Company; (iv) the conviction of Executive by a court of competent jurisdiction of the commission of (x) a felony or (y) a crime involving moral turpitude; or (v) a material breach by Executive of Sections 10 or 11 hereof.

                           Notwithstanding the foregoing, the Company shall not
be entitled to terminate Executive for any of the reasons specified in clause
(i), (ii), (iii) or (v) of the immediately preceding paragraph unless such termination is authorized by a resolution adopted by the Board of Directors of the Company at a meeting called and held for this purpose (after five business days' prior written notice to Executive, which prior written notice shall state the general facts, circumstances or deficiencies supporting a claim for Cause termination, and after affording Executive and his counsel an opportunity to be heard before the Board of Directors).

                           (c) TERMINATION WITHOUT CAUSE; NON-RENEWAL.
Notwithstanding anything to the contrary contained herein, the Company shall have the right to terminate the employment of Executive at any time without Cause and the Company shall be entitled to determine, in its sole and absolute discretion, not to extend the Employment Period as provided in Section 1. Upon a termination without Cause, except as provided in Section 15, this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits, except that the Company shall (i) through the later of February 28, 2001 or the first anniversary of the date of termination of Executive's employment (the "Entitlement Date") continue to pay to Executive the Base Salary in effect immediately prior to the date of termination, such payments to be made in installments at the times such amounts would have been paid if the Agreement had not been so terminated, and (ii) pay to the Executive, when otherwise due in accordance with Section 4, the Bonus, if any, earned for the fiscal year in which such termination occurs, without regard to whether Executive is employed on the last day of such fiscal year and (iii) through the Entitlement Date continue Executive's benefits and other items referred to in
Section 5 or, to the extent the Company is legally unable to provide any such benefits or other items as a result of Executive no longer being an employee, reimburse Executive for his cost (not to exceed the actual cost to the Company if he were still an employee) of obtaining the equivalent coverage and benefits. During the period in which Executive receives the payments required by the immediately preceding sentence, Executive shall be subject to the provisions set forth in Sections 10 and 11 below. In the event that Company elects not to extend the Employment Period, then, absent any termination pursuant to Section 9, the Company shall continue paying to Executive his Base Salary during the period, if any, beginning on the date Executive's employment terminates and ending on the first anniversary of the date on which the Company gives its notice of non-renewal to Executive. During the period in which Executive receives the payments required by the immediately preceding sentence, Executive shall be subject to the provisions set forth in Sections 10 and 11 below.

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

                           (d) TERMINATION FOR GOOD REASON; SPECIFIED RESIGNATION RIGHT.

                                    (i) Executive shall have the right to
terminate his employment under this Agreement upon the occurrence of any event that constitutes Good Reason by giving written notice to the Company. "Good Reason" means any of the following: (A) a Diminution in Duty (as defined below),
(B) a Designated Relocation (as defined below), or (C) any Other Good Reason Event (as defined below); PROVIDED, HOWEVER, that Good Reason shall not be deemed to have occurred prior to the giving of written notice by the Executive to the Company generally describing the alleged Good Reason, and the actions the Executive believes are necessary to cure such alleged Good Reason, and the Company's failure to so cure within 15 days of receipt of such notice. The giving of such notice and the action or failure to take action by the Company shall be irrelevant in determining whether a Good Reason has in fact occurred. If a Change of Control Transaction (as defined in the Amended Option Agreement) occurs, then, during the period beginning on the date that is 14 months after the consummation of the Change of Control Transaction and ending on the date that is 15 months after the consummation of the Change of Control Transaction, Executive shall have the right to terminate his employment under this Agreement for any reason whatsoever by giving written notice of such termination to the Company (such termination being a "Specified Resignation" and, for purposes of this Agreement, a Specified Resignation shall be treated exactly like a termination for Good Reason). Upon a termination for Good Reason or a Specified Resignation, except as provided in Section 15, this Agreement shall terminate and the Executive shall not be entitled to receive any compensation or other benefits other than the Company shall (i) through the Entitlement Date continue to pay to Executive the Base Salary in effect immediately prior to the date of termination, such payments to be made in installments at the times such amounts would have been paid if the Agreement had not been so terminated, (ii) pay to the Executive, when otherwise due in accordance with Section 4, the Bonus, if any, earned for the fiscal year in which such termination occurs, without regard to whether Executive is employed on the last day of such fiscal year and (iii) through the Entitlement Date continue Executive's benefits and other items referred to in Section 5 or, to the extent the Company is legally unable to provide any such benefits or other items as a result of Executive no longer being an employee, reimburse Executive for his cost (not to exceed the actual cost to the Company if he were still an employee) of obtaining the equivalent coverage and benefits. During such period, Executive shall be subject to the provisions set forth in Sections 10 and 11 below.

                                    (ii) "Diminution in Duty" means, without
Executive's express prior written consent: (A) the assignment to Executive of any duties inconsistent in any respect with Executive's position on the date of this Agreement, or (B) any adverse change in Executive's status, offices, titles, reporting requirements, authority, duties or responsibilities as in effect on the date of this Agreement; PROVIDED, HOWEVER, that after a Change of Control Transaction (as defined in the Amended Option Agreement), a "Diminution in Duty" means a change in Executive's position with the Company so that he is neither (1) the President and Chief Executive Officer of the Company, nor (2) the President and Chief Executive Officer of a successor to any part of the Company's business or assets. Notwithstanding anything whatsoever to the contrary contained in this Agreement (or in the Amended Option Agreement or in the 1997 Option Agreement), if after a Change of Control Transaction any of the events described in clause (A) or (B) of the immediately preceding sentence occurs (without regard to the application of the proviso in such sentence), Executive shall have the absolute right to change his position with the Company to a position that has such work location, time commitment, duties, responsibilities and terms as shall be specified by Executive in his sole and absolute discretion after consultation with the Company, and the requirement of Section 2(a) that Executive devote his full time and attention to the Telemundo Group shall cease to apply.

                                    (iii) "Designated Relocation" means the
Company requiring Executive's work location to be other than the Company's headquarters in the greater Los Angeles area or other than within thirty (30) miles of the Company's current headquarters in Glendale, California.

                                    (iv)  "Other Good Reason Event" means any of
the following: (A) a material breach of this Agreement by the Company (which shall include, without limitation, any reduction in the amount of any compensation or benefits provided to Executive under this Agreement) or (B) any termination or attempted termination by the Company of Executive's employment other than as expressly permitted in this Agreement.

                           (e) OFFICER AND BOARD POSITIONS.  Upon the
termination of employment with the Company for any reason, Executive shall be deemed to have resigned his position as an officer and a member of the Board of Directors of the Company and any of its subsidiaries and as a member of any committees of such Boards, effective on the date of termination; PROVIDED, HOWEVER, that Executive shall not be so obligated to resign from the board of directors of the Company so long as Hernandez Partners is entitled to designate a nominee for election as a director of the Company under that certain Shareholders Agreement dated as of December 20, 1994 among Hernandez Partners, TLMD Partners II, L.L.C., Bastion Capital Fund, L.P., Leon Black, GRS Partners II, L.P. and The Value Realization Fund, L.P.

                           (f) CERTAIN CONDITION.  Notwithstanding anything to
the contrary contained in this Section 9, the obligations of the Company under this Section 9 shall continue only so long as the Executive does not breach his obligations under Section 10 and 11.

                           (g) CERTAIN EFFECT. As used in this Agreement,
termination of this Agreement shall also result in and mean termination of the Employment Period hereunder.

                           (h) MITIGATION OF DAMAGES. Executive shall have no
duty to mitigate any of his damages in the event of any breach of or default or failure in performance under this Agreement by the Company.

                           (i) STOCK OPTIONS. The references in Section 9(a),
9(b), 9(c) or 9(d) to Executive, other than as therein stated, not being entitled to receive compensation or benefits upon termination of his employment under any of such Sections shall not affect Executive's rights under the Amended Option Agreement or the 1997 Stock Option Agreement.

                  10. CONFIDENTIALITY, ETC. Executive will not divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Telemundo Group) any confidential information, plans or materials or trade secrets of the Telemundo Group or with respect to any other confidential or secret aspects of the business of the Telemundo Group; PROVIDED, HOWEVER, that during his employment, Executive shall have the

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

latitude customarily given to a chief executive officer to disclose information in good faith for the benefit of the Company and its stockholders (taken as a whole). All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of Executive, or made available to him relating to the Telemundo Group are and shall be the Company's property and shall be delivered to the Company promptly upon the termination of his employment with the Company; PROVIDED, HOWEVER, that (i) this obligation shall not apply to information that (A) is not confidential (other than as a result of Executive's breach of this Section) and (B) does not contain certain trade secrets of the Company, (ii) Executive shall have the right to retain such of the foregoing as shall be reasonably necessary to enforce his rights under this Agreement and to comply with and enforce his rights, including the right to defend himself against claims, provided copies of such retained information are provided to the Company and the retained information remain subject to the provision of this Section, and (iii) Executive shall have no obligation to return information that is no longer in his possession, custody or control. This Section 10 shall survive the expiration or termination or termination of this Agreement, the Employment Period and the term of employment; PROVIDED, HOWEVER, that if Executive's employment is terminated pursuant to
Section 9(c) or Section 9(d), then this Section 10 will terminate on the Entitlement Date.

                  11. NO INTERFERENCE; AFFILIATE TRANSACTIONS.

                           (a) During the Employment Period and for one year
thereafter, Executive will not, directly or indirectly, for himself, or as agent of or on behalf of, or in conjunction with, any person, firm, corporation, or other entity, engage or participate in the Company Business (as hereinafter defined), whether as employee, consultant, partner, principal, shareholder or representative, or render advisory or other services to or for any person, firm, corporation or other entity, which is engaged, directly or indirectly, in the Company Business; PROVIDED, HOWEVER, that (i) Executive may continue to own, manage and engage in the television business activities of Interspan Communications, a California limited partnership or any successor to such partnership (the "Interspan Successor"), so long as its business consists primarily of operating television station KFWD in Dallas/Fort Worth Texas, and
(ii) Executive may own less than 5% of the common stock of a publicly traded company that is engaged in the Company Business and (iii) Executive may own Common Stock and securities convertible into Common Stock (or securities into which Common Stock is converted in any business combination transaction). For purposes of this Section 11(a), "Company Business" shall mean and be limited to any of (x) the provision of Spanish language television programming in the United States (which includes Puerto Rico), (y) the ownership of television broadcast stations, networks or any over-the-air television signal, and cable in the United States (which includes Puerto Rico) that broadcast primarily Spanish language programming, and (z) the sale of television advertising time and programs inside and outside the United States (which includes Puerto Rico) for Spanish language television stations, cable and networks.

                           (b) During the Employment Period and for one year
after such period, Executive agrees and covenants that he will not interfere directly or indirectly in any way with the Company. "Interfere" means to influence or attempt to influence, directly or indirectly, present or active prospective customers, employees, suppliers, performers, directors, representatives, agents or independent contractors of the Company, or any of its network affiliates to restrict, reduce, sever or otherwise alter their relationship with the

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

Telemundo Group or any of its network affiliates; provided, that this provision shall not restrict the Executive (i) during the Employment Period, from conducting in the ordinary course the business that Interspan Communications now presently conducts, whether through Interspan Communications or the Interspan Successor, as it relates to the Dallas-Ft. Worth television station KFWD to the extent such business is conducted in good faith and without an adverse effect (it being understood that the solicitation for employment or employment of Company employees would have an adverse effect) on the Company (other than any such effects which have no greater adverse effect on the Company than the effect that such presently conducted business of Interspan Communications presently has on the Company), or (ii) after the Employment Period, from operating Dallas-Fort Worth television station KFWD.

                           (c) Executive agrees that during the Employment
Period, except as provided in Section 5(b) with respect to security services that may be provided by an affiliate of Inter-Con Security Systems, Inc., he will not at any time enter into, on behalf of the Telemundo Group, or cause the Telemundo Group to enter into, directly or indirectly, any transactions (each, a "Transaction") with any business organization in which he or, to his knowledge after due inquiry, any member of his family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor, except to the extent disclosed to the Company and agreed to by the board of directors of the Company in writing; PROVIDED, HOWEVER, that no such disclosure and agreement shall be required for the Company or Telemundo Group to enter into any transaction with a publicly traded company in which Executive or any member of his family is a director so long as such transaction is in the ordinary course of business of such publicly traded company and the Company or Telemundo Group and is on no less favorable terms to the Company or Telemundo Group than would be available to it if no such relationship existed. Executive will use his best efforts to ensure that any Transaction is disclosed to the Board of Directors of the Company and approved thereby prior to entering into a contract relating thereto and/or consummation thereof, as contemplated by the preceding sentence.

                           (d) From and after the termination Executive's
employment, the Executive shall not disparage the Company, its officers, directors, employees or business, nor shall the Company or any of its officers, directors, employees or agents disparage the Executive or members of his family, and neither party shall disclose any facts relating to such termination; provided, that nothing contained in this Section 11(d) shall restrict the parties from making any statements or disclosure believed necessary to enforce in any judicial or similar proceeding the provisions of this Agreement or as a party believes may be required by applicable law.

                           (e) In the event any court having jurisdiction
determines that any part of this Section 11 is unenforceable, such court shall have the power to reduce the duration or scope of such provision and such provision, in its reduced form, shall be enforceable. This Section 11 shall survive the expiration or termination of this Agreement and the Employment Period; PROVIDED, HOWEVER, that if Executive's employment is terminated pursuant to Section 9(c) or Section 9(d), then this Section 11 will terminate on the Entitlement Date.

                  12. INJUNCTIVE RELIEF. Executive acknowledges that the provisions of Sections 10 and 11 herein are reasonable and necessary for the protection of the Telemundo Group and the Telemundo Group will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled in the form of damages, the Company shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without the posting of a bond therefor) for the purposes of restraining Executive from any actual or threatened breach of such provisions.

                  13. REMEDIES; SERVICE OF PROCESS.

                           (a) Except when a party is seeking an injunction or
specific performance hereunder, the parties agree to submit any dispute concerning this Agreement to binding arbitration. The parties may agree to submit the matter to a single arbitrator or to several arbitrators, may require that arbitrators possess special qualifications or expertise or may agree to submit a matter to a mutually acceptable firm of experts for decision. In the event the parties shall fail to thus agree upon terms of arbitration within twenty (20) days from the first written demand for arbitration, then such disputed matter shall be settled by arbitration under the Rules of Employment Arbitration of the American Arbitration Association, by three arbitrators appointed in accordance with such Rules. Such arbitration shall be held in Los Angeles, California. Once a matter has been submitted to arbitration pursuant to this section, the decision of the arbitrators shall be final and binding upon all parties. The cost of arbitration shall be shared equally by the parties and each party shall pay the expenses of his/its attorneys, except that the arbitrators shall be entitled to award the costs of arbitration, attorneys and accountants' fees, as well as costs, to the party that they determine to be the prevailing party in any such arbitration.

                           (b) The Company and Executive hereby irrevocably
consent to the jurisdiction of the Courts of the State of California and of any Federal Court located in such State in connection with any action or proceedings arising out of or relating to the provisions of Sections 10 and 11 of this Agreement. Executive further agrees that he will not commence or move to transfer any action or proceeding arising out or relating to the provisions of Sections 10 and 11 of this Agreement to any Court other than one located in the State of California. In any such litigation, Executive waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified mail directed to Executive at his address for purposes of notice under Section 17(b) hereof.

                  14. SUCCESSORS. This Agreement and the rights and obligations hereunder are personal to Executive and without the prior written consent of the Company and Executive shall not be assignable.

                  15. SURVIVAL OF PROVISIONS. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5(d), 9, 10, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive the termination or expiration of this Agreement, irrespective of the reasons therefor.

                  16. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                           (a) Notwithstanding anything to the contrary
contained herein, if it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company ("Payments"), whether under this Agreement or otherwise (including, without limitation, the Amended Option Agreement and the 1997 Option Agreement), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor or counterpart section thereto (the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes, employment taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 16, shall be equal to the Payments. For the avoidance of doubt, in determining the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes the Company shall take into account the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be net of any income or excise tax withholding payments made by the Company or any affiliate to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

                           (b) All determinations required to be made under this
Section 16, including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 16(a) above, shall be made by Deloitte & Touche LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days after the Company becomes obligated to make any Payments to Executive. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 16 shall be paid by the Company to Executive within five days after the receipt of the determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.

                           (c) As a result of the uncertainty in the application
of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the purpose of this Section 16 ("Underpayment"). In the event that Executive is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in Section 16 above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company to Executive payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                  17. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

                           (b) All notices and other communications hereunder
shall be in writing and shall be deemed to have been duly given if delivered, telecopied or mailed, certified or registered mail, return receipt requested:

                  If to Executive:

                           Roland Hernandez
                           300 North San Rafael Avenue
                           Pasadena, CA  91105
                           Telecopy:  (626) 395-9749

                  with a copy to:

                           Alan J. Barton, Esq.
                           Paul, Hastings, Janofsky & Walker LLP
                           555 South Flower Street
                           Los Angeles, California 90071
                           Telecopy:  (213) 627-0705

                  If to the Company:

                           Telemundo Group, Inc.
                           2290 West 8th Avenue
                           Hialeah, Florida 33010
                           Attention:  Chairman
                           Phone:  (305) 884-8200
                           Telecopy No.:  (305) 889-7997

                  with a copy to:

                           Telemundo Group, Inc.
                           2290 West 8th Avenue
                           Hialeah, Florida 33010
                           Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee or upon refusal if properly delivered.

                           (c) The Company may withhold from any amounts payable
under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                           (d) Executive represents and warrants that he is not
a party to any agreement, contract or under-standing, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

                           (e) This Agreement, the Amended Option Agreement and
the 1997 Option Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein. This Agreement shall not be changed or terminated orally. This Agreement amends the Original Agreement and supersedes and cancels all other prior agreements between the parties, whether written or oral, relating to the employment of Executive. The headings and captions contained in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.

                           (f) If, at any time subsequent to the date hereof,
any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any provision of this Agreement.

                           (g) The Company's failure to insist upon strict
compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof. Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

                           (h) This Agreement shall inure to the benefit of and
be binding upon any successor to the Company and shall inure to the benefit of Executive's successors, heirs and personal representatives.

                            (SIGNATURE PAGE FOLLOWS)

                  IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

                                                    /s/ ROLAND A. HERNANDEZ
                                                    ----------------------------
                                                    Roland A. Hernandez

                                                     TELEMUNDO GROUP, INC.

                                                     By: /s/ BRUCE SPECTOR
                                                         -----------------------
                                                        Name: Bruce Spector
                                                        Title: Chairman of the
                                                        Compensation Committee

Telemundo Group, Inc.
Bonus Schedule
(dollars in thousands)

                           ADJUSTED NET CONTRIBUTION 1
                           ---------------------------
                               AS OF DECEMBER 31,
                               ------------------
                         TARGETS                   1997
                         -------                   ----
                         High Point                45,540

                         Target                    39,600

                         Threshold                 33,660

--------
1 "Adjusted Net Contribution" means operating income plus depreciation and amortization determined in accordance with generally accepted accounting principles without giving effect to any income, gain or loss associated with Telenoticias del Mundo, LP., but determined consistent with the accounting method for determining "Net Contribution before Telenoticias" on the Company's internal financial statements in prior periods and adjusted to eliminate the impact of changes in accounting principles after the date of this Agreement, and of acquisitions or divestitures of operating units after the date of this Agreement if taking such operating units into account would either increase or decrease the actual Net Contribution by at least 5% of the Adjusted Net Contribution target in the year of acquisition or divestiture on an annualized basis, and also adjusted to eliminate (i) all monetary compensation paid to presently serving executive officers who are terminated during calendar year 1995 (but only such compensation paid after such termination), (ii) any legal fees and costs paid by the Company with respect to item (i), (iii) $95,000 of expenses in 1995, (iv) the expense associated with the exercise of options to acquire common stock held on March 7, 1995 by the executive officers of the Company, to the extent not in the Company's budget, (v) the expense associated with the exercise of options issued to those person who are executive officers of the Company on March 7, 1995 in connection with their termination prior to July, 1995, to the extent not in the Company's budget, (vi) direct costs incurred in the Company's bankruptcy reorganization, to the extent not included in the Company's budget, (vii) direct costs incurred in settling the Blair litigation, to the extent not included in the Company's budget and (viii) certain contingent expenses relating to Puerto Rico as discussed between the parties, to the extent not included in the Company's budget. The adjustment set forth in clauses (i)-(viii) (other than clause (iii) shall occur only when and to the extent actually expensed by the Company and to the extent considered in the calculation of Adjusted Net Contribution.